              As filed with the Securities and Exchange Commission
                                 on June 2, 1999
                                                      Registration No. 333-35347
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 AMENDMENT NO. 1

                                      TO
                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                          FSC SEMICONDUCTOR CORPORATION
               (Exact Name of Issuer as specified in its charter)

           Delaware                                 04-3363001
(State or other jurisdiction of                     (IRS Employer
incorporation or organization)                      Identification No.)

333 Western Avenue
Mail Stop 01-00
South Portland, Maine                               04106
(Address of Principal Executive                     (Zip Code)
Offices)

                                STOCK OPTION PLAN
                            (Full title of the plan)

                                David J. Champoux
                                  Pierce Atwood
                               One Monument Square
                              Portland, Maine 04101
                     (Name and address of agent for service)

                                 (207) 791-1100
          (Telephone number, including area code, of agent for service)

================================================================================
                         CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum   Proposed Minimum
Title of Securities         Amount to             Offering Price     Offering Price         Amount of
to be Registered            be Registered           Per Share          Per Share         Registration Fee
----------------            -------------           ---------          ---------         ----------------
Class A Common Stock       6,084,000 shares          $10.00(1)          $10.00(1)          $17,947.80(2)
par value $.01 per share

--------------------
(1) Estimated solely for the purpose of calculating the registration fee, and based upon the exercise price of the options granted to date (and the fact that book value of such shares is negative at present), in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933.
(2) Payable due to the increase in the number of shares registered and in the current exercise price.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

      The following documents, which are filed with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

            (1) The Registrant's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (2) All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.


Item 4. Description of Securities

      The Registrant's authorized capital stock consists of 80,000,000 shares of Class A Common Stock, $.01 par value ("Common Stock"), 80,000,000 shares of Class B Common Stock, $.01 par value ("Class B Common Stock") and 70,000 shares of 12% Series A Cumulative Compounding Preferred Stock ("Preferred Stock"), $1,000 per share stated value.


      Dividends may be paid to the holders of the Common Stock and Class B Common Stock when and if declared by the Board of Directors out of funds legally available therefor, and after payment of cumulative dividends on outstanding Preferred Stock, if any. Under the terms of its existing indebtedness, the Registrant and its subsidiaries are subject to substantial restrictions on their ability to pay dividends on Common Stock and Class B Common Stock, and management does not anticipate any such dividend payments in the foreseeable future. Also, the Registrant may not pay any dividend upon (except for a dividend payable in Junior Stock, as defined below), or redeem or otherwise acquire shares of, capital stock junior to the Preferred Stock (including the Common Stock and Class B Common Stock) ("Junior Stock") unless all cumulative dividends on the Preferred Stock have been paid in full. Upon liquidation, dissolution or winding up of the Registrant, holders of Preferred Stock will be entitled to receive out of the legally available assets of the Registrant, before any amount shall be paid to holders of Junior Stock, an amount equal to $1,000 per share of Preferred Stock, plus all accrued and unpaid dividends to the date of final distribution. If such available assets are insufficient to pay the holders of the outstanding shares of Preferred


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

Stock in full, such assets, or the proceeds thereof, will be distributed ratably among such holders.

      Under the Certificate of Incorporation of the Registrant, a holder of Common Stock or Class B Common Stock may convert any or all of his shares into an equal number of shares of the other class of common stock; provided that in the case of a conversion from Class B Common Stock, which is nonvoting, into Common Stock, which is voting, the holder of shares to be converted would be permitted under applicable law to hold the total number of shares of Common Stock which would be held after giving effect to the conversion.

      The Common Stock and the Class B Common Stock are not entitled to any preemptive or other subscription rights and do not have any redemption or sinking fund provisions. Holders of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders. Except as required by law, the holders of Class B Common Stock will have no voting rights. Voting in the election of directors is not cumulative. Holders of Preferred Stock have limited voting rights.

      Upon liquidation, the holders of Common Stock and Class B Common Stock are entitled to share ratably in the entire net assets of the Registrant remaining available for distribution to stockholders after payment of all amounts payable on liquidation in respect of outstanding shares of Preferred Stock, if any. All outstanding shares of Common Stock and Class B Common Stock are, and the shares offered hereby will be, validly issued, fully paid and nonassessable.


      The persons and entities who become stockholders of the Registrant in connection with its formation are parties to a Securities Purchase and Holders Agreement (the "Stockholders' Agreement") containing certain agreements among such stockholders with respect to the capital stock and corporate governance of the Registrant. The following is a summary description of the principal terms of the Stockholders' Agreement, a copy of which is available upon request to the Registrant.


      Pursuant to the Stockholders' Agreement, the Board of Directors of the Registrant will be composed at all times of seven directors as follows: Kirk P. Pond (so long as he continues to own shares of Common Stock, Class B Common Stock or Preferred Stock); Joseph R. Martin (so long as he continues to own shares of Common Stock, Class B Common Stock or Preferred Stock); the President of the Registrant if either of Messrs. Pond or Martin is no longer serving on the Board of Directors; if National Semiconductor Corporation so chooses, so long as National Semiconductor Corporation continues to own shares of Common Stock or Preferred Stock, one individual designated by National Semiconductor Corporation, provided that such person shall initially be either Brian L. Halla or Donald Macleod (until the earlier of March 11, 1999 or the date upon which such person ceases to be an executive officer of National Semiconductor Corporation) and thereafter shall be an executive officer of National Semiconductor Corporation reasonably acceptable to the remaining directors; two individuals designated by Sterling Capital Holdings, LLC ("Sterling"); and the remaining directors such independent directors as shall be designated by

Sterling (to the extent permitted by applicable law as determined by Sterling in its sole discretion), subject to the right of the Chief Executive Officer of the Registrant to veto the election of any such independent director, provided, that in the event that Sterling concludes that it is unable to designate, or elects not to designate for any reason, one or more of such independent directors or the election of any such independent director is not approved by the holders of a majority of the outstanding shares of Common Stock, such directorship(s) shall not be filled by the remaining members of the Registrant's Board of Directors but shall remain vacant until the election of a director designated by Sterling to fill such vacancy in accordance with the Stockholders' Agreement.

      The Stockholders' Agreement contains certain provisions which, with certain exceptions, restrict the ability of the parties thereto to transfer any Common Stock, Class B Common Stock or Preferred Stock except pursuant to the terms of the Stockholders' Agreement. If holders of more than 50% of the Common Stock and Class B Common Stock (voting together) approve the sale of the Registrant (an "Approved Sale"), each of such parties has agreed to consent to such sale and, if such sale includes the sale of stock, each of such parties has agreed to sell all of such stockholder's Common Stock, Class B Common Stock and Preferred Stock on the terms and conditions approved by holders of a majority of the Common Stock and Class B Common Stock then outstanding (voting together). In the event the Registrant proposes to issue and sell (other than in a public offering pursuant to a registration statement) any shares of Common Stock or Class B Common Stock or any securities containing options or rights to acquire any shares of Common Stock or Class B Common Stock or any securities convertible into Common Stock or Class B Common Stock to Sterling or its corporate affiliates, the Registrant must first offer to the parties thereto a pro rata portion of such shares. Such preemptive rights will not be applicable to the issuance of shares of Common Stock or Class B Common Stock upon the conversion of shares of one class of common stock into shares of the other class.

     THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF OPTIONS GRANTED UNDER THE PLAN WILL GENERALLY CONSTITUTE NEWLY ISSUED SECURITIES FOR WHICH THERE IS CURRENTLY NO ACTIVE TRADING MARKET. IF SUCH SHARES ARE TRADED AFTER THEIR INITIAL ISSUANCE, THEY MAY TRADE AT A DISCOUNT FROM THE EXERCISE PRICE UNDER SUCH OPTIONS, DEPENDING UPON THE MARKET FOR SIMILAR SECURITIES AND OTHER FACTORS, INCLUDING GENERAL ECONOMIC AND INDUSTRY CONDITIONS AND THE FINANCIAL CONDITION OF, PERFORMANCE OF AND PROSPECTS FOR THE COMPANY AND ITS SUBSIDIARIES. THE COMPANY HAS FILED WITH THE COMMISSION A REGISTRATION STATEMENT ON FORM S-1 WITH RESPECT TO AN OFFERING OF ITS CLASS A COMMON STOCK; HOWEVER, THERE CAN BE NO ASSURANCE THAT SUCH OFFERING WILL BE CONSUMMATED OR THAT THE CLASS A COMMON STOCK WILL BE LISTED FOR TRADING ON ANY SECURITIES EXCHANGE OR RECEIVE APPROVAL FOR QUOTATION THROUGH ANY AUTOMATED QUOTATION SYSTEM. THERE CAN BE NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE COMMON STOCK. IF A TRADING MARKET DOES NOT DEVELOP OR IS NOT MAINTAINED, HOLDERS OF COMMON STOCK MAY EXPERIENCE DIFFICULTY IN RESELLING SUCH SHARES OR MAY BE UNABLE TO SELL THEM AT ALL.

      Affiliates of the Registrant may not reoffer or resell Common Stock acquired pursuant to the exercise of options under the Plan except: (1) pursuant to an effective registration statement covering such resale or reoffer, (2) in a transaction which meets all the requirements of Rule 144 of the Commission except paragraph (d) thereof, or (3) pursuant to any other applicable exemption from registration. An affiliate is a person who directly or indirectly controls, is controlled by, or under common control with the Registrant. Optionees are advised to consult with counsel before effecting reoffers or resales of Common Stock acquired pursuant to the exercise of options under the Plan.

      Management is not aware of any arrangement which could at a subsequent date result in a change in control of the Registrant.

Item 5. Interests of Named Experts and Counsel

      Not applicable.

Item 6. Indemnification

      Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

      Section 145 further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The Bylaws of the Registrant provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of the Registrant or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Registrant or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Registrant serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Registrant or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of the Registrant also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

      Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its stockholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation of the Registrant contains a provision so limiting the personal liability of directors of the Registrant.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits

      The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Portland, State of Maine, on the 1st day of June, 1999.


                                    FSC SEMICONDUCTOR CORPORATION

                                    By: /s/ KIRK P. POND
                                        -----------------------------------
                                        Kirk P. Pond
                                        President and Chief
                                        Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                           Title                           Date

s/                            *     President, Chief Executive   June 1, 1999
------------------------------      Officer and Director
Kirk P. Pond

s/                            *     Executive Vice President,    June 1, 1999
------------------------------      Chief Financial Officer
Joseph R. Martin                    and Director

s/                            *     Director                     June 1, 1999
------------------------------
Richard M. Cashin, Jr.

                                    Director
------------------------------
Brian L. Halla

s/                            *     Director                     June 1, 1999
------------------------------
William N. Stout

s/                             *    Director                     June 1, 1999
-------------------------------
Paul C. Schorr, IV

----------------------

*   By Kirk P. Pond, Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number                              Description
------                              -----------

4.1(2)            Certificate of Incorporation of the Registrant

4.2(2)            Bylaws of the Registrant

4.3(3) Certificate of Amendment to Certificate of Incorporation of the Registrant

4.4(1) Amended and Restated Stock Option Plan, effective as of January 5, 1998, as amended through May 17, 1999

5.1(1)            Opinion of Pierce Atwood

23.1(1)           Consent of Pierce Atwood (included in Exhibit 5.1)

23.2(1)           Consent of KPMG LLP

24.1(4)           Power of Attorney

----------

(1)   Filed herewith.

(2) Incorporated herein by reference from the Registrant's Registration Statement on Form S-4 (File No. 333-26897).

(3) Incorporated by reference from the Registrant's Registration statement on Form S-8 (File No. 333-58603).

(4)   Previously filed.


                                      II-9